Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 14, 2010, relating to the consolidated financial statements as of and for the year ended July 31, 2010, the effectiveness of LTX-Credence Corporation’s internal control over financial reporting as of July 31, 2010, and financial statement schedules as of and for the year ended July 31, 2010 of LTX-Credence Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2010.

/s/ BDO USA, LLP

Boston, Massachusetts

March 3, 2011